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                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             OMB Approval
FORM 4                                    WASHINGTON, D.C. 20549                             ------------------
|_| Check this box if no                                                                     OMB Number 3235-0287
    longer subject to                                                                        Expires: December 31, 2001
    Section 16. Form 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    or Form 5                                                                                Hours per response....0.5
    obligations may
    continue Instruction
    1(b).
                             Filed pursuant to Section 16(a) of the Securities
                             Exchange Act of 1934, Section 17(a) of the Public
                             Utility Holding Company Act of 1935 or Section
                             30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------- ----------------------------------------------- ---------------------------------------
1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol    6.  Relationship of Reporting Person(s)
                                                                                                 to Issuer    (Check all applicable)
Thompson         Dennis           L.             Total Entertainment Restaurant Corp. (TENT)   X Director            Owner
-------------------------------------------- -----------------------------------------------  ---                 ---
 (Last)          (First)        (Middle)     3.  IRS or Social Security  4.  Statement for        Officer (give       Other (specify
                                                 Number of Reporting         Month/Year       --- title below)    ---         below)
                                                 Person (Voluntary)           10/2001
 13900 Conlan Circle, St. 245
--------------------------------------------                             ------------------- ---------------------------------------
                     (Street)                                            5. If Amendment,    7.  Individual or Joint/Group Filing
                                                                            Date of Original                 (Check Applicable Line)
                                                                            (Month/Year)        X Form filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
 Charlotte      NC            28277                                                            ---Reporting Person
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(City)       (State)          (Zip)           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-    3.Trans-   4. Securities Acquired (A) 5. Amount of   6. Owner-   7.Nature of
 (Instr. 3)              action      action      or Disposed of (D)         Securities     ship       Indirect
                         Date        Code        (Instr. 3, 4 and 5)        Beneficially   Form:     Beneficial
                                   (Instr. 8)                                Owned at      Direct      Owner-
                                                                             End of Month  (D) or       ship
                        (Month/    ----------- ---------- ------- ------    (Instr. 3 and  Indirect  (Instr. 4)
                         Day/        Code   V     Amount  (A)or   Price         4)         (I)
                         Year)                            (D)                              (Instr.4)
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Common Stock            10/05/2001    P           5,000     A     2.940                       I      By Thompson Family Ltd P' ship
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Common Stock                                                                 369,150          D
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Common Stock                                                                  60,000          I      By Thompson Family Ltd P' ship
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Common Stock                                                                 267,795          I      By Spouse
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*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)

                                                                                             (Print or Type Responses)
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FORM 4 (CONTINUED)                TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------   ---------- --------- --------- ------------- ------------- ------------ -------- --------- ---------- -------------
1.Title of       2.Conver-  3.Trans-  4.Trans-  5.Number of   6.Date Exer-  7.Title and  8.Price  9.Number  10.Owner-  11.Nature
  Derivative       sion       action    action    Derivative    cisable and   Amount of   of        of        ship        of
  Security         or         Date      Code      Securities    Expiration    Underlying  Deriv-    Deriv-    Form        Indirect
  Instr. 3)        Exercise             (Instr.   Acquired      Date          Securities  Ative     ative     of          Beneficial
                   Price of  (Month/     8)        (A)or        (Month/Day/   (Instr. 3   Secur-    Secur-    Deriv-      Ownership
                   Deri-      Day/                Disposed of   Year)         and 4)      ity       ities     ative       (Instr.4)
                   vative     Year)               (D)(Instr.                              (Instr    Bene-     Security:
                   Security                       3, 4 and 5)                             5)        ficially  Direct
                                                                                                   Owned     (D) or
                                       ----- --- ----- ----- -------   -------  ----- -------       at End    Indirect
                                        Code  V   (A)   (D)  Date      Expira-  Title  Amount       of        (I)
                                                             Exer-     tion            or           Month     (Instr.
                                                             cisable   Date            Number       (Instr.    4)
                                                                                       of           4)
                                                                                      Shares
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Option to Buy                                                                   Common
Common Stock       $9.00                                    7/17/1998 7/17/2002 Stock  3,333        3,333      D
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Option to Buy                                                                   Common
Common Stock       $9.00                                    7/17/1999 7/17/2002 Stock  3,334        3,334      D
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Option to Buy                                                                   Common
Common Stock       S9.00                                    7/17/2000 7/17/2002 Stock  3,333        3,333      D
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Option to Buy                                                                   Common
Common Stock       $4.00                                    7/17/1999 7/17/2003 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $4.00                                    7/17/2000 7/17/2003 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $4.00                                    7/17/2001 7/17/2003 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.25                                    7/17/2000 7/17/2004 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.25                                    7/17/2001 7/17/2004 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.95                                    7/17/2002 7/17/2004 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.1875                                  7/17/2001 7/17/2005 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.1875                                  7/17/2002 7/17/2005 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.1875                                  7/17/2003 7/17/2005 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.95                                    7/17/2002 7/17/2006 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.95                                    7/17/2003 7/17/2006 Stock  1,000        1,000      D
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Option to Buy                                                                   Common
Common Stock       $2.95                                    7/17/2004 7/17/2006 Stock  1,000        1,000      D
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Explanation of Responses:

This filing shall not be deemed an admmission that the undersigned is, for purposes of Sec. 16 of the Act or otherwise, beneficial of any equity securities covered hereby.


                                                             -----------------------------------------------     ------------------
                                                             **Signature of Reporting Person                     Date


1
  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
SEE Instruction 6 for procedure.

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